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Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
JetBlue Airways Corporation:

        We consent to the incorporation by reference in the registration statement filed on Form S-3 of JetBlue Airways Corporation for the registration of an indeterminate number of shares of common stock and preferred stock and an indeterminate principal amount of debt securities and pass through certificates of our report dated June 27, 2001, relating to the statements of operations, convertible redeemable preferred stock and common stockholders' equity (deficit) and cash flows of JetBlue Airways Corporation for the year ended December 31, 2000, which report appears in the December 31, 2002 annual report on Form 10-K of JetBlue Airways Corporation, and to the references to our firm under the heading "Experts" in the related prospectuses.

/s/ KPMG LLP

Stamford, Connecticut
October 6, 2003

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CONSENT OF INDEPENDENT AUDITORS